  EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 1, 2021, relating to the consolidated financial statements of Skye Bioscience, Inc., formerly known as Emerald Bioscience, Inc., and Subsidiaries as of and for the years ended December 31, 2020 and 2019 (which report includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern).

We also consent to the reference to our Firm under the caption “Experts” in the Prospectus, which is part of said Registration Statement.

/s/ Mayer Hoffman McCann P.C.

Irvine, California

July 28, 2021